Exhibit 5.1


               [Letterhead of Kramer Levin Naftalis & Frankel LLP]


                                                May 11, 2000

Genta Incorporated
99 Hayden Avenue, Suite 200
Lexington, Massachusetts  02421

Ladies and Gentlemen:

                  We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genta Incorporated, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The
Registration Statement relates to up to 5,238,070 shares (the "Registered Shares") of the Company's common stock, par value $0.001 per share ("Common Stock"), comprising (i) 3,809,502 shares of Common Stock currently outstanding (the "Outstanding Shares"), (ii) 952,388 shares of Common Stock (the "Warrant Shares") issuable upon exercise of certain warrants to purchase Common Stock currently outstanding, (iii) 380,946 shares of Common Stock (the "Placement Agent Shares") issuable upon exercise of certain outstanding warrants (the "Placement Warrants") issued to the placement agent in connection with a private placement, and (iv) 95,234 shares of Common Stock (the "Placement Agent Warrant Shares") issuable upon exercise of warrants underlying the Placement Warrants. We understand that the Registered Shares are to be offered and sold in the manner described in the Registration Statement. The Warrant Shares, the Placement Agent Shares and the Placement Agent Warrant Shares are referred to collectively as the "Underlying Shares."

                  We have acted as your counsel in connection with the preparation of the Registration Statement. We have made such legal and factual examinations and inquiries and examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and
(b) relied on (i) certificates of public officials and (ii) as to matters of fact, representations, statements and certificates of officers and representatives of the Company.

                  Based upon the foregoing, we are of the opinion that: (1) the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable and (2) upon the issuance of the Underlying Shares (i) in accordance with the terms of the warrant agreement pursuant to which the Warrant Shares are issuable and payment of the exercise price set forth therein, (ii) in accordance with the terms of the Placement Warrants pursuant to which the Placement Agent Shares are issuable and payment of the exercise price set forth therein, and (iii) upon exercise of the warrants underlying the Placement Warrants and payment of the exercise price set forth therein after exercise of the Placement Warrants and payment of the exercise price set forth therein, the Underlying Shares will be validly issued, fully paid and non-assessable.

                  We are attorneys admitted to the Bar of the State of New York, and we do not express any opinion as to any laws other than the General Corporation Law of the State of Delaware.

                  We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                      Very truly yours,



                                      /s/ Kramer Levin Naftalis & Frankel LLP